Larry A. Frakes
President and Chief Executive Officer
United America Indemnity, Ltd.

First Amendment to
the Amended and Restated Employment Agreement

RECITALS

On May 10, 2007 (the “Effective Date”), Larry A. Frakes (“Executive”) and United America Indemnity, Ltd. (the “Company”) entered into an agreement regarding Executive’s employment by the Company in the capacity of President and Chief Operating Officer (the “Prior Agreement”).

On June 28, 2007, Executive was promoted to President and Chief Executive Officer of the Company.

On February 5, 2008 the Company and Executive amended the Prior Agreement in order to, among other things, provide for the cancellation and re-grant of certain stock options previously granted to Executive. The Prior Agreement was amended and restated in its entirety and superseded in all respects by an Amended and Restated Employment Agreement dated as of February 5, 2008 (the “Amended and Restated Agreement”).

On August 14, 2009 the Company and Executive have executed this first amendment to the Amended and Restated Agreement in order to, among other things, provide for the re-set and extended vesting of certain stock options previously re-granted to Executive and to make other changes by execution of this First Amendment to the Amended and Restated Agreement (the “Amended Agreement”).

AMENDED AGREEMENT

1.	Paragraph 2.2 of Exhibit A, the Time Vesting Share Option Agreement, of the Amended and Restated Agreement is hereby amended to make the Exercise Price ELEVEN DOLLARS AND NINETY CENTS ($11.90).

2.	Paragraph 2.2 of Exhibit B, the Performance Vesting Share Option Agreement, of the Amended and Restated Agreement is hereby amended to make the Exercise Price ELEVEN DOLLARS AND NINETY CENTS ($11.90).

3.

Paragraph B of the section entitled Time Vesting Options of the Amended and Restated Agreement is replaced by the following new paragraph:

B.	Time Vesting Options: 12.5% of the Stock Options shall vest on each of December 31, 2008 December 31, 2010, December 31, 2011, and December 31, 2012 (aggregating 50% of the Stock Options) if Executive is employed by the Company and in good standing as of such respective dates.

4.	Section a of Paragraph C entitled Performance Vesting Options of the Amended and Restated Agreement is replaced by the following new paragraph:

C.	Performance Vesting Options:

a. An additional 12.5% of the Stock Options shall provisionally vest on each of December 31, 2008, December 31, 2010, December 31, 2011 and December 31, 2012 (aggregating the remaining 50% of the Stock Options (the “Performance Stock Options”)) if, in addition to the criteria described below, on such dates Executive is employed by the Company and in good standing. The number of provisionally vested Performance Stock Options in respect to a calendar year that shall vest conclusively shall be determined by multiplying the number of such provisionally vested Performance Stock Options by a fraction, the numerator of which fraction shall equal the excess over 90 of the Trued-Up Performance Score for the Target Year inclusive of the date on which such Performance Stock Options provisionally vested (capped at ten for this purpose) and the denominator of which fraction shall equal ten.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on August 14, 2009.

UNITED AMERICA INDEMNITY, LTD.

By /s/ Saul A. Fox	/s/ Larry A. Frakes
SAUL A. FOX	LARRY A. FRAKES
Chairman of the Board